Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-188996, No. 333-195897, No. 333-202439, No. 333-209810, No. 333-216861, No. 333-221482, No. 333-225540, No. 333-233096) pertaining to the Portola Pharmaceuticals, Inc. 2013 Equity Incentive Plan, the Portola Pharmaceuticals, Inc. 2013 Employee Stock Purchase Plan, and the Portola Pharmaceuticals, Inc. Inducement Plan, and the Registration Statement on Form S-3 (No. 333-233095) of Portola Pharmaceuticals, Inc. and in the related Prospectus of our reports dated February 28, 2020, with respect to the consolidated financial statements of Portola Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Portola Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2019.
/s/ Ernst & Young LLP
Redwood City, California
February 28, 2020